As filed with the Securities and Exchange Commission on April 6, 2005.	File No. 333-

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

NATIONAL VISION, INC.

(Exact Name of Registrant as Specified in its Charter)

Georgia (State or Other Jurisdiction of Incorporation or Organization)	58-1910859 (I.R.S. Employer Identification Number)

296 Grayson Highway
Lawrenceville, Georgia 30045
(770) 822-3600
(Address and Telephone Number of Issuer’s Principal Executive Offices)

National Vision, Inc. 2004 Equity Incentive Plan
(Full Title of the Plan)

Mitchell Goodman, Esq.
Senior Vice President, General Counsel and Secretary
296 Grayson Highway
Lawrenceville, Georgia 30045
(770) 822-3600
(Name, Address and Telephone Number, Including Area Code, of Agent for Service)

Copies to:
David A. Stockton, Esq.
Kilpatrick Stockton LLP
1100 Peachtree Street, N.E.
Atlanta, Georgia 30309-4530
(404) 815-6500

Calculation of Registration Fee

Title of Each		Proposed Maximum	Proposed Maximum
Class of Securities	Amount to	Offering Price	Aggregate	Amount of
to be Registered	be Registered	Per Share(3)	Offering Price(3)	Registration Fee(3)
Common Stock, par value $0.01 per share(1)	375,715 shares(2)	$	$1,078,290	$126.91

(1)	Attached to each share of Common Stock is a right to purchase a fraction of a share of preferred stock of the Company pursuant to that certain Rights Agreement initially dated as of January 17, 1997 between the Company and the rights agent thereunder, as amended. No value is attributable to such rights.

(2)	Pursuant to Rule 416 promulgated under the Securities Act of 1933, as amended, this registration statement also relates to such indeterminate number of additional shares of Common Stock of the Registrant as may be issuable in the event of a stock dividend, stock split, recapitalization, or other similar capital structure, merger consolidation, spin-off, split-off, spin-out, split-up, reorganization, partial or complete liquidation, or other distribution of assets, issuance of rights or warrants to purchase securities, or any other corporate transaction or event having an effect similar to any of the foregoing.

(3)	Upon adoption of the 2004 Equity Incentive Plan by the Registrant’s shareholders on June 29, 2004 (“2004 Plan”), the Registrant’s 1996 Restated Stock Option and Incentive Plan and 1993 Restated Non-Employee Director Stock Option Plan were terminated and the remaining 30,715 shares and 45,000 shares, respectively, of Common Stock not yet awarded under those plans were transferred to the 2004 Plan and are included in the 375,715 shares of Common Stock subject to the 2004 Plan. Pursuant to General Instruction E., no registration fee is included herewith with respect to the 30,715 shares, and 45,000 shares of Common Stock (collectively, the “Old Shares”) previously registered under Registration No. 333-84287 ($3.703125 per share) and Registration No. 333-27187 ($4.4375 per share), respectively. As of the date of this registration statement, the following awards have been made under the 2004 Plan: (i) stock options to purchase an aggregate of 50,000 shares of Common Stock at $2.30 per share, (ii) 107,500 shares of restricted Common Stock (closing price of $2.30 per share on date of award) and (iii) 1,500 shares of restricted Common Stock (closing price of $3.60 per share on date of award). The offering price of $5.04 per share of the remaining 141,000 shares of Common Stock (excluding the Old Shares), under the 2004 Plan not yet awarded, has been provided solely for the purpose of calculating the registration fee pursuant to Rule 457(h) and was calculated based on the average of the high and low prices of a share of the Registrant’s Common Stock, as reported on the American Stock Exchange on March 31, 2005.

PART I.

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

      Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933 (the “Securities Act”) and the note to Part I of Form S-8.

PART II.

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.

      The following documents are incorporated by reference into this Registration Statement and are deemed to be a part hereof from the date of the filing of such documents by the Registrant (Commission No. 001-16635) with the Securities and Exchange Commission:

(1)	The Registrant’s Annual Report on Form 10-K for the year ended January 1, 2005.

(2)	The Registrant’s Quarterly Reports on Form 10-Q for the periods ended April 3, July 3, and October 2, 2004 (as amended).

(3)	All other reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”), since January 3, 2004.

(4)	The description of the Registrant’s Common Stock, par value, $0.01 per share, and attached Purchase rights, contained in the Registrant’s Registration Statement on Form 8-A, filed pursuant to Section 12 of the Exchange Act including all amendments or reports filed for the purpose of updating such description.

      All other documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment hereto which indicates that all securities offered pursuant to this Registration Statement have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference herein and made a part hereof from their respective dates of filing. Any statement contained herein or in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this Registration Statement, except as so modified or superseded.

ITEM 4. DESCRIPTION OF SECURITIES.

      Not Applicable.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL.

      Not Applicable.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

      The Registrant’s Amended and Restated Articles of Incorporation, as amended, provide that no director will be personally liable to the Registrant or its shareholders for monetary damages for breach of duty of care or other duty owed to the Registrant as a director, except that such provision will only eliminate or limit the liability of a director the extent permitted from time to time by the Georgia Business Corporation Code (“GBCC”) or any successor law or laws. Further, the Registrant’s Amended and Restated Bylaws provide that the Registrant shall indemnify each of its current and former officers and directors (and heirs and legal representatives of such officers and directors) to the maximum extent permitted by applicable law.

      Section 14-2-851 of the GBCC permits a Georgia corporation to indemnify any person who is a party to any proceeding by reason of the fact that such person is or was a director of the corporation, against liability incurred in connection with such proceeding if such person acted in good faith and in a manner such person reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. However, a Georgia corporation may not indemnify a director in connection with (i) a derivative action, except for reasonable expenses incurred in connection with the proceeding if it is determined that the director has met the relevant standard of conduct described above; or (ii) any proceeding with respect to conduct for which he or she was adjudged liable on the basis that an improper personal benefit was received by such person.

      Section 14-2-855 of the GBCC provides that any indemnification made under the above provisions, unless pursuant to a court determination, may be made only after a determination that the person to be indemnified has met the standard of conduct described above. This determination is to be made by a majority vote of a quorum consisting of disinterested directors of the board of directors, by duly selected independent legal counsel, or by a majority vote of the disinterested shareholders. The board of directors also may designate a special committee of two or more disinterested directors to make this determination.

      Section 14-2-857(a) of the GBCC provides that a Georgia corporation may indemnify an officer of the corporation who is a party to a proceeding because he or she is an officer of the corporation (i) to the same extent as a director; and (ii) if he or she is not a director, then to the extent provided by the articles of incorporation, bylaws, resolution of the board of directors, or by contract except for liability arising out of conduct involving: (a) appropriation, in violation of his or her duties, of any business opportunity of the corporation, (b) acts or omissions that involve intentional misconduct, (c) unlawful distribution of the corporation’s assets, or (d) receipt of improper personal benefit.

      Notwithstanding any of the foregoing, pursuant to Section 14-2-852 and Section 14-2-857 of the GBCC, a Georgia corporation must indemnify any director or officer of a corporation who has been successful in the defense of any proceeding to which he or she was a party because he or she was a director or officer of the corporation, against reasonable expenses incurred by such person in connection therewith.

      Article V of the Registrant’s Amended and Restated Bylaws also provides that the Registrant shall advance expenses incurred by a current or former officer or director with respect to any proceeding for which indemnification is available if such officer or director complies with the provisions of applicable law. Pursuant to Sections 14-2-853 and 14-2-857 of the GBCC, expenses incurred by a director or officer in a proceeding to which such person is a party may be paid by the corporation in advance of the final disposition thereof upon receipt by the corporation of (i) a written affirmation by such person of his or her good faith belief that he or she has met the relevant standard of conduct with respect to indemnification or the proceeding involves conduct for which liability has been eliminated under the corporation’s articles of incorporation and (ii) a written undertaking by or on behalf of such director or officer to repay such amount if it is ultimately determined that such director or officer is not entitled to indemnification.

      The Registrant also has entered into indemnification agreements (each an “Indemnification Agreement”) with each of its directors and executive officers (each an “Indemnified Party”). The following is a summary of the material terms of the Indemnification Agreements, which is qualified in its entirety by reference to the Indemnification Agreement, a copy of which may be obtained from our filings with the Securities and Exchange Commission. Under the terms of each Indemnification Agreement, the Registrant agrees to indemnify the Indemnified Party against any and all expenses, judgments, fines, and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending, or completed action, suit, or proceeding, including an action by or in the right of the Registrant, to which the Indemnified Party is, was or at any time becomes a party or is threatened to be made a party by reason of the fact that the Indemnified Party is, was or any time becomes a director, officer, employee or agent of the Registrant or is or was serving in any such capacity for another entity at the request of the Registrant.

      Notwithstanding the foregoing, the Registrant shall not make indemnity payments to the Indemnified Party if: (i) upon final judgment or adjudication, it is determined that with respect to expenses, judgments, fines, and settlement amounts to the extent attributable to remuneration paid or other financial benefit provided to the Indemnified Party, such remuneration or financial benefit was paid or provided in violation of the Indemnified Party’s duties and obligations to the Registrant; (ii) judgment is rendered against the Indemnified Party for an accounting of profits in any law suit brought under Section 16(b) of the Exchange Act relating to short-swing profits from the purchase and sale of the Registrant’s securities by such Indemnified Party or on account of any payment made by the Indemnified Party to the Registrant in respect of any claim for such accounting; (iii) upon final judgment or adjudication, it is determined that the Indemnified Party’s conduct was knowingly fraudulent, deliberately dishonest, grossly negligent or constituted willful misconduct; or (iv) a final decision by a court of competent jurisdiction shall determine that such indemnification is unlawful.

      To the extent that indemnification is unavailable to the Indemnified party based upon any of the foregoing reasons, and the Registrant is jointly liable with the Indemnified Party or would be if joined to such law suit or proceeding, the Registrant is required to contribute to such expenses, judgments, fines, penalties, and settlements paid or payable by the Indemnified Party in such proportion as is appropriate based on the relative fault of the parties and the benefits received. Any such determination of contribution shall be made by (x) a court of competent jurisdiction, (y) a majority vote of a quorum of disinterested directors of the Registrant or (z) the Registrant’s outside legal counsel. Further, the Indemnification Agreement provides for the advancement of expenses to the Indemnified Party in the same manner and under the same procedures as set forth in Sections 14-2-853 and 14-2-857 of the GBCC as described above. The Indemnification Agreement also requires the Indemnified Party to repay any amounts paid with respect to indemnification if it is ultimately determined that such person is not entitled to indemnification.

      In addition, the Registrant’s directors and officers are insured against losses arising from any claim against them as such for wrongful acts or omissions, subject to certain limitations.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED.

      Not Applicable.

ITEM 8. EXHIBITS.

      The exhibits included as part of this Registration Statement are as follows:

Exhibit
Number	Description of Exhibits

4.1	Amended and Restated Articles of Incorporation of the Registrant, dated April 8, 1992, as amended, incorporated herein by reference to Exhibit 3.1 of the Registrant’s Registration Statement on Form 8-A filed with the Commission on August 9, 2001.

4.2	Amended and Restated Bylaws of the Registrant, incorporated herein by reference to Exhibit 3.2 of Registrant’s Registration Statement on Form S-1 (Registration No. 33-46645), filed with the Commission on March 25, 1992, and amendments thereto.

4.3	National Vision, Inc. 2004 Equity Incentive Plan dated June 29, 2004 incorporated herein by reference to the Registrant’s Definitive Proxy Statement filed with the Commission on May 7, 2004.

5	Opinion of Kilpatrick Stockton LLP.*

23.1	Consent of Deloitte & Touche LLP.*

23.2	Consent of Kilpatrick Stockton LLP (included in Exhibit 5).*

24	Power of Attorney (included on the signature page of this Registration Statement).*

*	Exhibit filed herewith.

ITEM 9. UNDERTAKINGS

      The Registrant hereby undertakes:

(a) To file, during any period in which offers or sales are being made of the securities registered hereby, a post-effective amendment to this Registration Statement:

(1) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(2) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(3) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1) and (a)(2) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(b)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

      Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on this 3rd day of February, 2005.

NATIONAL VISION, INC.
By:	/s/ Reade Fahs
Reade Fahs
President and Chief Executive Officer

POWER OF ATTORNEY

      KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Reade Fahs and Mitchell Goodman, Esq. and each or any one of them, his true and lawful attorneys-in-fact and agents, having the power of substitution and resubstitution, for them in any and all capacities, to sign any and all amendments to this Registration Statement on Form S-8 and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorneys-in-fact, or their substitute or substitutes, may do or cause to be done by virtue hereof.

      Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated on February 3, 2005.

/s/ Reade Fahs Reade Fahs	Chief Executive Officer and President (Principal Executive Officer)
/s/ Paul A. Criscillis, Jr. Paul A. Criscillis, Jr.	Senior Vice President and Chief Financial Officer (Principal Financial Officer)
/s/ Robert E. Schnelle Robert E. Schnelle	Vice President, Chief Accounting Officer (Principal Accounting Officer)
/s/ Peter T. Socha Peter T. Socha	Chairman of the Board
/s/ Robert Floum B. Robert Floum	Director
/s/ James W. Krause James W. Krause	Director
/s/ Marc B. Nelson Marc B. Nelson	Director
/s/ Jeffrey Snow Jeffrey Snow	Director

INDEX TO EXHIBITS

Exhibit
Number	Description of Exhibits

4.1	Amended and Restated Articles of Incorporation of the Registrant, dated April 8, 1992, as amended, incorporated herein by reference to Exhibit 3.1 of the Registrant’s Registration Statement on Form 8-A filed with the Commission on August 9, 2001.

4.2	Amended and Restated Bylaws of the Registrant, incorporated herein by reference to Exhibit 3.2 of Registrant’s Registration Statement on Form S-1 (Registration No. 33-46645) filed with the Commission on March 25, 1992, and amendments thereto.

4.3	National Vision, Inc. 2004 Stock Incentive Plan dated June 29, 2004 incorporated herein by reference to the Registrant’s Definitive Proxy Statement filed with the Commission on May 7, 2004.

5	Opinion of Kilpatrick Stockton LLP.*

23.1	Consent of Deloitte & Touche LLP.*

23.2	Consent of Kilpatrick Stockton LLP (included in Exhibit 5).*

24	Power of Attorney (included on the signature page of this Registration Statement).*

*	Exhibit filed herewith.